Exhibit 99.4

August 19, 2011

FOR IMMEDIATE RELEASE

HDS International Provides Operational Update Within Licensed Territory

PROVIDENCE, RI, August 19, 2011 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a provider of industrial ocean-based biomass production and other high-value eco-sustainability solutions, today provided an operational update with respect to its exclusive technology license covering the territory of Back Bay, New Brunswick, Canada (“Back Bay”).

Situated off of the Bay of Fundy, Back Bay is located within a region known as having some of the world’s highest water level differentials between tides.  The result is significant naturally occurring water exchange and constant nutrient replenishment available for open-ocean platform algae provided by the tidal displacements, eliminating certain production costs found in competing open-pond or lab-based commercial algae production systems.  The geographic characteristics of the region also provide for favorable harvesting conditions during low tides, from which the Company expects to derive incremental operational benefits.

“Back Bay is home to carbon emitters interested in reducing their carbon footprint that recognize the value in doing so in conjunction with biological sequestration systems like ours,” said Tassos D. Recachinas, HDS International’s CEO.  “Coupled with widely available open-ocean, the availability of willing potential project partners across the production vertical and the demonstrated support of the local government for our type of value proposition within the region, Back Bay is an attractive location to establish our first integrated commercial scale open-ocean algae biomass production operation.”

The Company is currently in discussions with potential project partners and other vendors within the Back Bay territory.

Located in Canada—a ratified member of the Kyoto Protocol implementing regulations for carbon dioxide emission caps—the Company expects projects developed within the Back Bay region to ultimately generate revenues from, among other things, the sale of renewable algae oil and residual biomass, as well as from the generation of carbon reduction credits.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture and sequestration solutions, as well as industrial, all natural ocean-based algae farming solutions for the production of renewable, sustainable, and economically viable biofuels, bioproducts, and carbon elimination. Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy and environmental and eco-sustainability.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com